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                                                                  EXHIBIT 23 (A)

                   (Letterhead of Faulkner & Thompson, P.A.)



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT


          We hereby consent to the use in this Registration Statement/Prospectus of Anson Bancorp, Inc. and any amendments thereto of our report dated August 26, 1997 relating to the statements of financial condition of Anson Savings Bank, SSB, as of June 30, 1997 and 1996, and the related statements of operations, equity and cash flows for the years then ended and to the reference to our firm in the Registration Statement/Prospectus under the caption "Experts".



/s/ Faulkner and Thompson, P.A.

Charlotte, North Carolina
May 7, 1998